Exhibit 99.1

Contact: Ms. Sarah Cox-Stewart	Ms. Nandini Sankara
Regan Communications Group	Spokesperson, Suburban Propane
617-763-6728	973-503-9082
scox@regancomm.com	PR@suburbanpropane.com

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FOR IMMEDIATE RELEASE

Suburban Propane Partners Appoints Amy M. Adams and Rommel M. Oates to an Expanded Board of Supervisors

Whippany, NJ – April 24, 2023 — Suburban Propane Partners, L.P. (NYSE: SPH), a nationwide distributor of propane, renewable propane, renewable natural gas, fuel oil and related products and services, as well as a marketer of natural gas and electricity and investor in low carbon fuel alternatives, today announced that, at its regular meeting held on April 18, 2023, the Partnership's Board of Supervisors unanimously approved an increase in the number of independent members of the Board of Supervisors from seven to nine, and elected Amy M. Adams and Rommel M. Oates to fill the two vacancies following the increase in the size of the Board. Both actions are effective as of May 5, 2023.

Ms. Adams and Mr. Oates were each elected for a term due to expire at the next Tri-Annual Meeting of Unitholders of the Partnership, currently planned for May 2024. At that meeting, under the current Partnership Agreement, all Supervisors will be elected by the Partnership's Common Unitholders.

Ms. Adams brings to the Board an extensive background in emerging energy solutions, including hydrogen fuel cell and electrolyzer technologies, and strategic growth and market development initiatives. Ms. Adams recently transitioned to Vice President of Government Partnerships and Funding at Cummins Inc., focused on private-public collaboration building in the zero emissions space. For the past three and a half years, she led hydrogen technology innovation as Vice President of Fuel Cell and Hydrogen Technologies at Cummins, building critical zero emission technical capabilities and partnerships to advance the green hydrogen economy globally and accelerate technology adoption. Under her leadership, the Fuel Cell and Hydrogen Technologies business achieved many global hydrogen technology “firsts,” expanded its footprint and capabilities across the world, and forged cutting edge partnerships with industry leading OEMs and energy companies. An engineer by trade, Ms. Adams has led several other global businesses since joining Cummins in 1995; including launching a new generation of emission solutions and identifying and penetrating target growth segments in Cummins’ European markets. Since 2021, Ms. Adams has served as Co-Chair of the Management Board of the Hydrogen Council, a global CEO-led initiative aimed at fostering the clean energy transition. She is also passionate about nurturing the next generation of female leaders and innovators, and serves as a National Board Member for Girls Inc., a nonprofit that encourages and mentors young women as they work to navigate economic, gender and social barriers.

Mr. Oates brings to the Board a deep understanding of energy markets, renewable energy solutions, and over two decades of experience in hydrogen commercial and technical market development. Mr. Oates founded and serves as the Chairman and Chief Executive Officer of Oates Energy Solutions LLC, a privately-owned energy and technology value creation services company, and is Chief Executive Officer of Refinery Calculator Inc., which is a global refining, energy, chemicals, emissions and hydrogen market intelligence cloud-based software platform. From 2015 to 2018, Mr. Oates served True North Venture Partners (an Ahearn, Walton, Cox family limited partnership entity) in several executive leadership roles in sales, marketing and commercial development; including for one of their portfolio companies, Aquahydrex Pty Ltd. Prior to 2015, Mr. Oates held several leadership positions at Praxair Inc. (now Linde PLC) since joining the company in 2003, most recently as Global Director of Hydrogen and Carbon Monoxide product management, where he was accountable for the overall profitability management functions for large-scale hydrogen pipeline and storage assets, as well as carbon monoxide, liquid methane, methanol and formalin business units. Mr. Oates currently serves as an independent director and member of the Nominating, Governance and Sustainability Committee of the Board of Directors for Summit Midstream Partners, LP, which owns, develops and operates midstream energy infrastructure assets in the continental United States. Since 2014, Mr. Oates has also served as a board member for the International Association of Hydrogen Energy and he is the inventor of 16+ hydrogen technology, purification and storage patents.

In announcing these new appointments, Chairman of the Partnership's Board of Supervisors, Matthew J. Chanin, said, “We are extremely pleased to welcome Amy Adams and Rommel Oates to Suburban’s Board of Supervisors. Their collective expertise and leadership in renewable energy alternatives, and hydrogen markets, will be a tremendous asset to the Board and management as the Partnership continues to invest in the energy transition through the buildout of a renewable energy platform. Amy and Rommel bring complementary experience in renewable energy markets, both from the perspective of production and distribution, and through to the end-use applications.”

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. is a publicly traded master limited partnership listed on the New York Stock Exchange under the ticker symbol SPH. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928 and is a nationwide distributor of propane, renewable energy and related products and services, as well as a marketer of natural gas and electricity and an investor in low carbon alternatives. The Partnership serves the energy needs of approximately 1 million residential, commercial, governmental, industrial and agricultural customers through approximately 700 locations across 42 states. The Partnership is supported by three core pillars: (1) Suburban Commitment – showcasing the Partnership's nearly 95-year legacy, and ongoing commitment to the highest standards for dependability, flexibility, and reliability that underscores the Partnership's commitment to excellence in customer service; (2) SuburbanCares – highlighting the Partnership's continued dedication to giving back to local communities across the Partnership's national footprint and (3) Go Green with Suburban Propane - promoting the clean burning and versatile nature of propane and renewable propane as a solution to a green energy future and its commitment to investing in and developing the next generation of renewable energy. For additional information on Suburban Propane, please visit www.suburbanpropane.com.

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